                                                                 EXHIBIT (10)(G)





March 8, 1996



Mr. Ken Cyrus
Pharmacia & Upjohn Management Co. Ltd.
Knyvett House
The Causeway
Staines, U.K.

Dear Ken:

        To confirm our prior understanding, you will not enter into a new employment agreement with either Pharmacia & Upjohn, Inc. (the "Company") or Pharmacia & Upjohn Management Company, Ltd. However, under your Severance Agreement with The Upjohn Company, dated March 15, 1995 (the "Severance Agreement"), you will be entitled to receive the severance pay and other benefits provided in the Severance Agreement if you satisfy the terms of that Agreement. Your moving to London to assume your current position shall not be deemed to be a waiver by you of any rights you may have under your Severance Agreement. Further, whenever your employment with the Company and its affiliates terminates, you shall be entitled to be repatriated to the United States and receive the benefits then provided to repatriated U.S. employees, including receiving retirement benefits and retiree medical benefits then provided to similarly situated U.S. employees. Finally, in order to induce you to continue your employment with the Company, in the event you should die or become permanently disabled on or prior to November 2, 1997 while employed by the Company or one of its affiliates, you or your beneficiary or estate shall receive the severance pay and other benefits provided in the Severance Agreement as if you had terminated your employment immediately preceding your death or disability.

Very truly yours,



John L. Zabriskie
President and Chief Executive Officer